Exhibit 10.1

EXECUTION VERSION

AGREEMENT

This Agreement (this “Agreement”), dated as of February 17, 2019, is by and among Simcoe Capital Management, LLC (“Investor”), Donnelley Financial Solutions, Inc. (the “Company”), and, solely for purposes of Section 2(g) hereof, Jeffrey Jacobowitz (the “Investor Nominee”). In consideration of and reliance upon the mutual covenants and agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, Investor and the Company agree as follows:

1. Board Nomination and Other Company Matters.

(a) In accordance with the Company’s Amended and Restated By-Laws (“By-laws”) and Delaware law, the Company agrees that, at the meeting of the Board of Directors of the Company (the “Board”) on February 16, 2019, the Board will increase the size of the Board to nine members, effective at the 2019 annual meeting of the Company’s stockholders (the “2019 Annual Meeting”).

(b) The Company agrees that, provided that the Investor Nominee shall have completed and executed the Company’s Directors’ Questionnaire, agreed to comply with all current and future policies, procedures, codes, rules, standards, guidelines and confidentiality obligations applicable to all of the Company’s directors (or any applicable subset thereof), provided the information regarding himself that is required to be disclosed for candidates for directors and directors in a proxy statement under the federal securities laws of the United States of America and/or applicable New York Stock Exchange (“NYSE”) rules and regulations and provided such other customary information as reasonably requested by the Company:

i. at the 2019 Annual Meeting, the Board will nominate the Investor Nominee (other than in the case of the inability of such person to serve), together with the other persons included in the Company’s slate of nominees for election as director at the 2019 Annual Meeting in accordance with this Section 1(b), as directors of the Company, with a term expiring at the 2020 annual meeting of the Company’s stockholders (the “2020 Annual Meeting”);

ii. the Board will recommend that the stockholders of the Company vote to elect the Investor Nominee as director of the Company at the 2019 Annual Meeting;

iii. the Company will use its reasonable best efforts (which will include the solicitation of proxies) to obtain the election of the Investor Nominee at the 2019 Annual Meeting (it being understood that such efforts will be not less than the efforts used by the Company to obtain the election of any other independent (as determined under the listing rules of NYSE) director nominee nominated by it to serve as a director on the Board at the 2019 Annual Meeting); and

iv. if the Investor Nominee is elected as a director of the Company at the 2019 Annual Meeting, (a) at the 2020 Annual Meeting, the Board will nominate the Investor Nominee (other than in the case of the resignation, refusal or inability of such person to serve), together with the other persons included in the Company’s slate of nominees for election as director at the 2020 Annual Meeting in accordance with this Section 1(b), as directors of the Company, with a term expiring at the 2021 annual meeting of the Company’s stockholders (the “2021 Annual Meeting”); (b) the Board will recommend that the stockholders of the Company vote to elect the Investor Nominee as director of the Company at the 2020 Annual Meeting; and (c) the Company will use its reasonable best efforts (which will include the solicitation of proxies) to obtain the election of the Investor Nominee at the 2020 Annual Meeting (it being understood that such efforts will be not less than the efforts used by the Company to obtain the election of any other independent (as determined under the listing rules of NYSE) director nominee nominated by it to serve as a director on the Board at the 2020 Annual Meeting).

(c) Notwithstanding any of the foregoing, if at any time Investor ceases to beneficially own a “net long position” (as such term is defined in Rule 14e-4 of the Exchange Act, or the rules or regulations promulgated thereunder), of at least three percent (3%) of the outstanding shares of the common stock, par value $0.01 per share, of the Company (the “Company Common Stock”), subject to adjustment for stock splits, reclassifications, combinations and similar adjustments (the “Minimum Ownership Threshold”), the Investor Nominee will immediately offer his letter of resignation for consideration by the Board and all applicable committees and subcommittees thereof.

(d) During the period commencing with the date of this Agreement through the date of the 2019 Annual Meeting (the “Observer Period”), the Investor Nominee shall be a non-voting observer to the Board and shall receive copies of all documents relating to Board meetings distributed to the Board during the Observer Period, including notice of all meetings of the Board, all written consents executed by the Board, all materials prepared for consideration at any meeting of the Board, and all minutes related to each meeting of the Board contemporaneous with their distribution to the Board. The Investor Nominee shall be permitted to attend and reasonably participate, but not vote, at all meetings of the Board during the Observer Period (whether such meetings are held in person, telephonically or otherwise). Notwithstanding the foregoing, during the Observer Period, the Company reserves the right to exclude the Investor Nominee from access to any material or meeting or portion thereof if, and only to the extent that, the Board determines reasonably and in good faith that such exclusion is necessary or appropriate (including, without limitation, to preserve the attorney-client privilege, or avoid a conflict of interest). As a condition to serving as an observer, the Investor Nominee shall deliver to the Company (i) a written representation that such person will comply with all Company Policies (as defined below) and (ii) an executed confidentiality agreement in a form provided by the Company and to be agreed between Investor and the Company.

2. Investor Cooperation.

(a) Each of Investor and the Company agrees that, from the date of this Agreement until the earliest of (i) the date that is thirty (30) calendar days prior to any applicable deadline by which a stockholder must give notice to the Company of its intention to nominate a director for election at or bring other business before the 2021 Annual Meeting under the Company’s By-laws and (ii) any material breach of this Agreement by the Company (provided that the Company will have ten (10) business days following written notice from Investor of material breach to remedy such material breach if capable of remedy) (such period, the “Cooperation Period”), neither Investor nor the Company nor any of their respective agents, subsidiaries, affiliates, successors, assigns, officers, key employees or directors will, or will encourage any other person to, in any way publicly criticize, disparage, call into disrepute or otherwise defame or slander the other party or the other party’s subsidiaries, affiliates, successors, assigns, current or former officers, current or former directors, current or former employees, stockholders, agents or representatives or the other party’s businesses, products or services, including: (i) in any document or report filed with or furnished to the Securities and Exchange Commission (the “SEC”) or any other governmental agency, (ii) in any press release or other publicly available format or (iii) to any journalist or member of the media (including without limitation, in a television, radio, newspaper or magazine interview).

(b) The limitations set forth in Section 2(a) will not prevent Investor or the Company from responding to any public statement made by the other party of the nature described in Section 2(a) if such statement by the other party was made in breach of this Agreement.

(c) During the Cooperation Period, Investor will cause all shares of Company Common Stock beneficially owned, directly or indirectly, by it, or by any of its Affiliates or Associates, or any other securities of the Company for which Investor, or any of its Affiliates or Associates, has the right to vote, directly or indirectly, to be present in person or by proxy for quorum purposes and to be voted at any meeting of stockholders or at any adjournments or postponements thereof, and to consent in connection with any action by consent in lieu of a meeting, (i) in favor of each director nominated and recommended by the Board for election at any such meeting (including the Investor Nominee), (ii) against any stockholder nominations for director that are not approved and recommended by the Board for election at any such meeting and against any proposals or resolutions to remove any member of the Board and (iii) in accordance with recommendations by the Board on all other proposals or business not related to an Extraordinary Transaction (as defined below) that the Investor Nominee, in his capacity as a director of the Company, has voted against that may be the subject of stockholder action at such meetings; provided, however, that in the event both Institutional Shareholder Services Inc. (“ISS”) and Glass Lewis & Co., LLC (“Glass Lewis”) recommend otherwise with respect to the Company’s “say-on-pay” proposal, Investor shall be permitted to vote in accordance with the ISS and Glass Lewis recommendation.

(d) During the Cooperation Period, Investor will not, and will cause its Affiliates and Associates to not, directly or indirectly, without the prior written consent of the Company:

i. acquire, seek or propose (publicly or otherwise) or agree to acquire, beneficial ownership, directly or indirectly and acting alone or in concert, whether by purchase, tender or exchange offer, through the acquisition of control of another person, by joining a partnership, limited partnership, syndicate or other group, or through swap or hedging transactions or otherwise, any securities of the Company or any rights decoupled from the underlying securities of the Company that would result in Investor (together with its Affiliates and Associates) owning, controlling or otherwise having any beneficial ownership interest in more than 9.9% of the shares of Company Common Stock outstanding at such time; provided, however, that nothing in this paragraph will require Investor to sell Company Common Stock to the extent Investor and its Affiliates and Associates, collectively, exceed the ownership limit under this paragraph as the result of a share repurchase or similar Company actions that reduce the number of outstanding shares of Company Common Stock;

ii. seek or propose (publicly or otherwise) to influence or control the management or policies of the Company;

iii. (A) request (publicly or otherwise) a special meeting of the Company’s stockholders, (B) submit, participate in or be the proponent of, any stockholder proposal to the Company, (C) seek representation on, or nominate any candidate to, the Board, except as expressly set forth in Section 1 hereof or (D) seek (including pursuing or encouraging any “withhold” or similar campaign) the removal of any member of the Board;

iv. make a request for any stockholder list or other Company books and records;

v. make, engage in, or in any way participate in, directly or indirectly, any “solicitation” of proxies (as such terms are used in the proxy rules of the SEC but without regard to the exclusion set forth in Rule 14A-1(1)(2)(iv) of the Exchange Act) or consents to vote, or seek to advise, encourage or influence any person with respect to the voting of any securities of the Company or any securities convertible or exchangeable into or exercisable for any such securities for the election of individuals to the Board or to approve stockholder proposals, or become a “participant” in any contested “solicitation” for the election of directors with respect to the Company (as such terms are defined or used under the Exchange Act) (other than a “solicitation” or acting as a “participant” in support of all of the nominees of the Board at any stockholder meeting);

vi. submit (publicly or otherwise) a proposal or request for, offer of (with or without conditions), or take any action in support of a proposal or request for, or offer of, any tender offer, exchange offer, merger, amalgamation, acquisition, recapitalization, consolidation, sale or acquisition of material assets, liquidation, dissolution or other extraordinary transaction involving the Company or any of its subsidiaries (each, an “Extraordinary Transaction”) or joint ventures or any of their respective securities, any material change in the capitalization, stock repurchase programs and practices, capital allocation programs and practices or dividend policy of the Company, any other material change in the Company’s business, any modifications to the Company’s Amended and Restated Certificate of Incorporation or By-laws, the delisting of a class of securities of the Company from any stock exchange or any action that would result in a class of securities of the Company to become eligible for termination of registration pursuant to Section 12(g)(4) of the Exchange Act, or take any action which would, or would reasonably be expected to, require public disclosure regarding any of the types of matters set forth in this clause (vi);

vii. encourage, assist or enter into any discussions, negotiations, arrangements or understandings with any person not a party to this Agreement (a “Third Party”) with respect to any of the foregoing, or otherwise form, join, encourage, influence, advise or in any way participate in any “group” (as such term is defined in Section 13(d)(3) of the Exchange Act) with respect to any securities of the Company or otherwise in any manner agree, attempt, seek or propose to deposit any securities of the Company in any voting trust or similar arrangement, or subject any securities of the Company to any agreement or arrangement with respect to the voting thereof (including by granting any proxy, consent or other authority to vote), except as expressly set forth in this Agreement;

viii. other than in Rule 144 open market broker sale transactions where the identity of the purchaser is not known and in underwritten widely dispersed public offerings, sell, offer or agree to sell directly or indirectly, through swap or hedging transactions or otherwise, the securities of the Company or any rights decoupled from the underlying securities of the Company held by Investor or any Investor Affiliate to a Third Party that, to Investor’s or the Investor Affiliate’s knowledge (after due inquiry in connection with a private, non-open-market transaction, it being understood that such knowledge will be deemed to exist with respect to any publicly available information, including information in documents filed with the SEC) would result in such Third Party (other than passive institutional investors reporting their beneficial ownership on Schedule 13G), together with its Affiliates and Associates, owning, controlling or otherwise having any beneficial or other ownership interest in the aggregate of more than 4.9% of the shares of the Company Common Stock outstanding at such time or would increase the beneficial or other ownership interest of any Third Party who, together with its Affiliates and Associates, has a beneficial or other ownership interest in the aggregate of more than 4.9% of the shares of the Company Common Stock outstanding at such time;

ix. directly or indirectly, in any manner, alone or in concert with others, engage in any short sale or any purchase, sale or grant of any option, warrant, convertible security, stock appreciation right, or other similar right (including any put or call option or “swap” transaction with respect to any security (other than a broad based market basket or index)) that includes, relates to or derives any significant part of its value from a decline in the market price or value of the securities of the Company;

x. make any public disclosure, announcement or statement regarding any intent, purpose, plan or proposal with respect to the Board, the Company, its management, policies or affairs or any of its securities or assets or this Agreement that is inconsistent with the provisions of this Agreement;

xi. institute, solicit, encourage, assist or join, as a party, any litigation, arbitration or other proceedings against or involving the Company or any of its current or former directors or officers (including derivative actions), other than an action to enforce the provisions of this Agreement instituted in accordance with and subject to Section 9;

xii. enter into any discussions, negotiations, understandings or agreements (whether written or oral) with, or advise, finance, assist, seek to persuade or knowingly encourage, any Third Party to take any action or make any statement with respect to any of the foregoing, or advise, assist, knowingly encourage or seek to persuade any Third Party to take any action or make any statement with respect to any of the foregoing, or otherwise take or cause any action or make any statement inconsistent with any of the foregoing; or

xiii. take any action that could reasonably be expected to force the Company to make a public disclosure with respect to any of the foregoing.

(e) Investor also agrees not to, and to cause its Affiliates and Associates not to, request during the Cooperation Period that the Company (or its directors, officers, employees or agents), directly or indirectly, amend or waive any provision of this Section 2 (including this sentence), publicly or in a manner that is intended to or would reasonably be expected to require public disclosure of such request.

(f) Nothing in this Agreement will be deemed to limit Investor’s ability to provide its views privately to the Board or management on any matter or to privately request a waiver of any provision of this Agreement, provided that such actions are not intended to and would not reasonably be expected to require public disclosure of such actions.

(g) At all times while serving as a director of the Company, the Investor Nominee covenants and agrees to: (a) comply with all reasonably customary policies, procedures, processes, codes, rules, standards and guidelines generally applicable to members of the Board, including, without limitation, the Company’s Principles of Ethical

Business Conduct and the Insider Trading and Window Period Policy (the “Company Policies”) and the corporate governance guidelines (as are applicable to all other independent directors of the Company); and (b) keep confidential and not disclose, publicly or to any person, discussions and matters considered in meetings of the Board and its committees or confidential information otherwise received as a director, unless and until publicly disclosed by the Company (in the same manner as all other independent directors of the Company). The Investor and the Investor Nominee acknowledge and agree that they have received a copy of the Company Policies and will be required to comply with the terms of such policy, which will, among other things, restrict them from disclosing confidential information regarding the Company to the Investor Nominee’s and Investor Group’s respective Affiliates or Associates.

3. Public Announcement.

(a) Investor and the Company will announce this Agreement and the material terms hereof including the terms of this Section 3 by means of a joint press release in the form attached to this Agreement as Exhibit A (the “Press Release”) as soon as practicable but in no event later than 4:30 p.m., Central time, on February 19, 2019.

(b) None of Investor, any of its Affiliates or Associates, or the Investor Nominee will issue a press release in connection with this Agreement or the actions contemplated hereby, other than as mutually agreed by the Company and Investor. The Company acknowledges that Investor will need to amend its Schedule 13D to disclose the entering into of the Agreement.

4. Representations and Warranties of the Company. The Company represents and warrants to Investor as follows: (a) the Company has the power and authority to execute, deliver and carry out the terms and provisions of this Agreement and to consummate the transactions contemplated by this Agreement and (b) this Agreement has been duly and validly authorized, executed and delivered by the Company, constitutes a valid and binding obligation and agreement of the Company and is enforceable against the Company in accordance with its terms, except as enforcement of this Agreement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or similar laws generally affecting the right of creditors and subject to general equity principles.

5. Representations and Warranties of Investor. Investor represents and warrants to the Company as follows: (a) Investor has the power and authority to execute, deliver and carry out the terms and provisions of this Agreement and to consummate the transactions contemplated by this Agreement, (b) this Agreement has been duly and validly authorized, executed and delivered by Investor, constitutes a valid and binding obligation and agreement of Investor and is enforceable against Investor in accordance with its terms, except as enforcement of this Agreement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or similar laws generally affecting the right of creditors and subject to general equity principles and

(c) as of the date of this Agreement, Investor beneficially owns 2,701,643 shares of the Company Common Stock which represents 7.9% of the issued and outstanding shares of the Company Common Stock reported by the Company in its Quarterly Report on Form 10-Q, filed on November 7, 2018, and has voting authority over such shares.

6. Definitions. For purposes of this Agreement:

(a) the terms “Affiliate” and “Associate” have the respective meanings set forth in Rule 12b-2 promulgated by the SEC under the Securities Exchange Act of 1934, as amended (the “Exchange Act”);

(b) the terms “beneficial owner” and “beneficially own” have the same meanings as set forth in Rule 13d-3 promulgated by the SEC under the Exchange Act except that a person will also be deemed to be the beneficial owner of all shares of the Company’s capital stock which such person has the right to acquire (whether such right is exercisable immediately or only after the passage of time) pursuant to the exercise of any rights in connection with any securities or any agreement, arrangement or understanding (whether or not in writing), regardless of when such rights may be exercised and whether they are conditional, and all shares of the Company’s capital stock which such person or any of such person’s Affiliates or Associates has or shares the right to vote or dispose; and

(c) the terms “person” or “persons” mean any individual, corporation (including not-for-profit), general or limited partnership, limited liability or unlimited liability company, joint venture, estate, trust, association, organization or other entity of any kind or nature.

7. Notices. All notices, consents, requests, instructions, approvals and other communications provided for herein and all legal process in regard to this Agreement will be in writing and will be deemed validly given, made or served, if (a) given by telecopy and email, when such telecopy is transmitted to the telecopy number set forth below and sent to the email address set forth below and the appropriate confirmation is received or (b) if given by any other means, when actually received during normal business hours at the address specified in this Section:

if to the Company:

Donnelley Financial Solutions, Inc.

35 West Wacker Drive

Chicago, Illinois 60601

Attention: Jennifer B. Reiners, Executive Vice President,

General Counsel and Chief Compliance OfficerTelephone:

(312) 326-8618

Email: jennifer.reiners@dfinsolutions.com

with a copy to:

Sullivan & Cromwell LLP

125 Broad Street

New York, New York 10004-2498

Attention: Robert W. Downes, Esq.

Telephone: (212) 558-4000

Facsimile: (212) 558-3588

Email: downesr@sullcrom.com

if to Investor:

Simcoe Capital Management, LLC

509 Madison Avenue, Suite 2200

New York, New York 10022

Attention: Jeffrey Jacobowitz

Telephone: (212) 448-7401

Facsimile: (212) 401-4756

Email: jeff@simcoecap.com

with a copy to:

Olshan Frome Wolosky LLP

1325 Avenue of the Americas

New York, NY 10019

Attention: Steve Wolosky, Esq.

Telephone: (212) 451-2300

Facsimile: (212) 451-2222

Email: swolosky@olshanlaw.com

8. Expenses. All attorneys’ fees, costs and expenses incurred in connection with this Agreement and all matters related to this Agreement will be paid by the party incurring such fees, costs or expenses.

9. Specific Performance; Remedies.

(a) The Company and Investor acknowledge and agree that irreparable injury to the other party hereto would occur in the event any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached and that such injury would not be adequately compensable by the remedies available at law (including the payment of money damages). It is accordingly agreed that, in furtherance and not in limitation of Section 9(b), the Company and Investor will be entitled to seek an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement, in addition to any other remedy to which they are entitled at law or in equity. FURTHERMORE, EACH OF THE

COMPANY AND INVESTOR (A) IRREVOCABLY WAIVES THE RIGHT TO TRIAL BY JURY AND (B) AGREES TO WAIVE ANY BONDING REQUIREMENT UNDER ANY APPLICABLE LAW, IN THE CASE ANY OTHER PARTY SEEKS TO ENFORCE THE TERMS BY WAY OF EQUITABLE RELIEF. THIS AGREEMENT WILL BE GOVERNED IN ALL RESPECTS, INCLUDING VALIDITY, INTERPRETATION AND EFFECT, BY THE LAWS OF THE STATE OF DELAWARE WITHOUT GIVING EFFECT TO THE CHOICE OF LAW PRINCIPLES OF SUCH STATE.

(b) Notwithstanding any other Section in this Agreement and without limiting any other remedies the Company may have in law or equity, in the event that Investor (or any Affiliate or Associate of Investor) breaches any of its material obligations set forth in Section 2, and has not remedied such failure or non-fulfillment if capable of being remedied or fulfilled within ten (10) business days following written notice from the Company of such failure or non-fulfillment, the Company will not be required to perform or fulfill its obligations set forth in Sections 1 or 2 and the Investor Nominee will promptly tender his resignation as a member of the Board effective immediately upon its acceptance by the Company. As a condition to nomination and/or appointment to the Board pursuant to this Agreement, the Investor Nominee will have executed an irrevocable letter agreement with the Company in which the Investor Nominee will agree to resign if required in accordance with the immediately preceding sentence.

10. Severability. If at any time subsequent to the date hereof, any provision of this Agreement is held by any court of competent jurisdiction to be illegal, void or unenforceable, such provision will be of no force and effect, but the illegality or unenforceability of such provision will have no effect upon the legality or enforceability of any other provision of this Agreement.

11. Termination. This Agreement will terminate on the expiry of the Cooperation Period.

12. Counterparts. This Agreement may be executed in one or more counterparts and by scanned computer image (such as pdf), each of which will be deemed to be an original copy of this Agreement.

13. No Third Party Beneficiaries. This Agreement is solely for the benefit of the Company and Investor and is not enforceable by any other persons. No party to this Agreement may assign its rights or delegate its obligations under this Agreement, whether by operation of law or otherwise, and any assignment in contravention hereof will be null and void.

14. No Waiver. No failure or delay by either party in exercising any right or remedy hereunder will operate as a waiver thereof, nor will any single or partial waiver thereof preclude any other or further exercise thereof or the exercise of any other right or remedy hereunder.

15. Entire Understanding. This Agreement contains the entire understanding of the parties with respect to the subject matter hereof and supersedes any and all prior and contemporaneous agreements, memoranda, arrangements and understandings, both written and oral, between the parties, or any of them, with respect to the subject matter of this Agreement. This Agreement may be amended only by an agreement in writing executed by the Company and Investor.

16. Interpretation and Construction. Each of the Company and Investor acknowledges that it has been represented by counsel of its choice throughout all negotiations that have preceded the execution of this Agreement, and that it has executed the same with the advice of said counsel. Each party and its counsel cooperated and participated in the drafting and preparation of this Agreement and the documents referred to herein, and any and all drafts relating thereto exchanged among the parties will be deemed the work product of all of the parties and may not be construed against any party by reason of its drafting or preparation. Accordingly, any rule of law or any legal decision that would require interpretation of any ambiguities in this Agreement against any party that drafted or prepared it is of no application and is hereby expressly waived by each of the Company and Investor, and any controversy over interpretations of this Agreement will be decided without regard to events of drafting or preparation.

[Signature page follows]

IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by the duly authorized signatories of the parties as of the date hereof.

DONNELLEY FINANCIAL SOLUTIONS, INC.

By:	/s/ Richard Crandall
Name:	Richard Crandall
Title:	Chairman

[Signature Page to Agreement]

SIMCOE CAPITAL MANAGEMENT, LLC

By:	/s/ Jeffrey Jacobowitz
Name:	Jeffrey Jacobowitz
Title:	Managing Member

JEFFREY JACOBOWITZ, solely for purposes of Section 2(g) of the Agreement

By:	/s/ Jeffrey Jacobowitz

[Signature Page to Agreement]

Exhibit A

Press Release

[See attached.]

A-1

DFIN to Nominate Jeffrey Jacobowitz for Election to Board of Directors at 2019 Annual Meeting

CHICAGO, FEBRUARY 19, 2019 – DFIN (NYSE: DFIN), a leading global provider of risk and compliance solutions, today announced that it would nominate Jeffrey Jacobowitz, Founder and Managing Member of Simcoe Capital Management, LLC (“Simcoe”), for election to the Company’s Board of Directors at its 2019 annual meeting of stockholders.

“We are pleased that Jeff has agreed to join the DFIN Board,” said Richard L. Crandall, chairman of the Board. “His shareholder perspective will benefit the Company as we continue to make progress on our strategic plan to evolve our portfolio to a more favorable mix, drive continued growth in our SaaS offerings, invest in innovation, improve margins and cash flow generation and reduce leverage. The entire Board and I look forward to working closely with Jeff as we continue to take decisive actions to position DFIN for the future.”

Jacobowitz commented, “We invested in DFIN because of our belief in the business and because we see a significant opportunity ahead for long-term value creation. I look forward to working closely with management and the Board as we pursue our common goal of enhancing shareholder value.”

In conjunction with today’s announcement, the Company also announced that it has entered into an agreement with Simcoe, which currently owns approximately 7.9% of the Company’s outstanding shares. As part of the agreement, Simcoe will vote all of its shares in favor of each of the company’s nominees at the 2019 and 2020 annual meetings of stockholders, and will abide by customary standstill provisions and voting commitments. Additional information about today’s announcement will be filed on a Current Report on Form 8-K with the Securities and Exchange Commission.

About Jeffrey Jacobowitz

Jeffrey Jacobowitz currently serves as Managing Member of Simcoe Capital Management, LLC an investment firm he founded in 2003 to invest primarily in U.S. based undervalued publicly traded companies. Jacobowitz has over twenty years of investment, finance and accounting experience and has previously served on the Boards of Exar Corporation, Telular Corporation and Alloy Inc.

About Donnelley Financial Solutions (DFIN)

DFIN is a leading global risk and compliance solutions company. We provide domain expertise, enterprise software and data analytics for every stage of our clients’ business and investment lifecycles. Markets fluctuate, regulations evolve, technology advances, and through it all, DFIN delivers confidence with the right solutions in moments that matter. Learn about DFIN’s end-to-end risk and compliance solutions online at DFINsolutions.com or you can also follow us on Twitter @DFINSolutions or on LinkedIn.

Forward-Looking Statements

This news release may contain “forward-looking statements” within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended, and the U.S. Private Securities Litigation Reform Act of 1995. Readers are cautioned not to place undue reliance on these forward-looking statements and any such forward-looking statements are qualified in their entirety by reference to the following cautionary statements. All forward-looking statements speak only as of the date of this news release and are based on current expectations and involve a number of assumptions, risks and uncertainties that could cause the actual results to differ materially from such forward-looking statements. Readers are strongly encouraged to read the full cautionary statements contained in the Company’s filings with the SEC. The Company disclaims any obligation to update or revise any forward-looking statements.

Media Contact:

Erin Burke

631 239 6903

eburke@Stantonprm.com

Investor Contact:

Sloan Bohlen

Solebury Communications Group

investors@dfsco.com